News Release

RINKER BOARD SAYS PROPOSED CEMEX OFFER HIGHLY CONDITIONAL AND MATERIALLY UNDERVALUES THE COMPANY

On Friday 27 October 2006, Cemex S.A.B. de C.V. (“Cemex”) announced that it intends to make a cash takeover offer for Rinker Group Limited (“Rinker”) at US$13.00 per share, equivalent to A$17.00 per share (based on an average exchange rate of A$1.00 to US$0.7645). A copy of that announcement was sent to Rinker by Cemex and is attached.

Rinker Chairman John Morschel said the Cemex announcement indicates that the unsolicited, hostile offer will be highly conditional.

“The preliminary view of the Rinker Board is that the proposed offer is opportunistic and materially undervalues the company,” he said.

Mr Morschel said Rinker’s performance of 40% compound annual growth in earnings per share over the past five years, together with strong growth in revenue (19% p.a. compound) and earnings before interest and tax (33% p.a. compound), has made it one of the best performing construction materials companies in the world.

“Directors will keep shareholders fully informed of further developments and will provide a formal recommendation on the offer in ample time for shareholders to make an informed decision,” he said.

“Shareholders should take no action in relation to Cemex’s offer at this time or any document received from Cemex until they receive the directors’ formal recommendation.”

Rinker has retained UBS as its financial adviser in relation to the proposed offer.

Rinker is one of the world’s top 10 heavy building materials groups, with operations in aggregates, cement, concrete, asphalt and concrete pipe and products. Market capitalization is around US$10 billion. Rinker has over 13,000 employees in over 780 sites across the US, Australia and China. Around 80% of group revenue comes from the US subsidiary, Rinker Materials Corporation.

IMPORTANT LEGAL INFORMATION

This communication has been made public by Rinker Group Limited (“Rinker”). Investors are urged to read Rinker’s Solicitation/Recommendation Statement on Schedule 14D-9 if and when it is filed by Rinker with the U.S. Securities and Exchange Commission (the “SEC”), as it will contain important information. The Solicitation/Recommendation Statement (if and when it becomes available), and other public filings made from time to time by Rinker with the SEC which are related to the proposed offer by Cemex S.A.B. de C.V. (“Cemex”) (if and when the offer is commenced), are available without charge at the SEC’s website at www.sec.gov or at Rinker’s website at www.rinker.com.

This news release contains a number of forward-looking statements based on management’s current expectations or beliefs. Such statements can be identified by the use of forward-looking language such as “may,” “should, “expect,” “anticipate,” “estimate,” “scheduled,” or “continue” or the negative thereof comparable terminology. Such forward-looking statements are not guarantees future results or performance and involve risks, uncertainties and other factors, including: the general economic and business conditions in the United States and Australia; trends and business conditions in the building and construction industries; the timing and amount of federal, state and local funding for infrastructure; competition from other suppliers in the industries in which Rinker operates; changes in Rinker’s strategies and plans regarding ongoing business strategy, acquisitions, dispositions and business development; Rinker’s ability to efficiently integrate past and future acquisitions; compliance with, and potential changes to, governmental regulations related to the environment, employee safety and welfare and other matters related to Rinker; changes in interest rates, weather and other natural phenomena, energy costs, pension costs; healthcare costs; outcomes of legal hearings such as the Lake Belt challenge and other risks and uncertainties identified in our filings with the Australian Stock Exchange and the SEC. In light of the many risks and uncertainties surrounding the proposed offer by Cemex, Rinker can give no assurances that actual results would not differ materially from any forward-looking statements contained in this communication. You are cautioned not to place undue reliance on any forward-looking information. Rinker disclaims any intention or obligation to update or revise any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

For further information, please contact Debra Stirling on 61 2 9412 6680 or 0419 476 546 (international + 61 419 476 546)

2

CEMEX OFFERS TO ACQUIRE
RINKER FOR US$12.8 BILLION

MONTERREY, MEXICO, October 27, 2006 — CEMEX S.A.B. de C. V. (‘CEMEX”) (NYSE: CX) today announced that it intends to make an offer to acquire all of the outstanding shares of Rinker Group Limited (“Rinker”) (ASX: RIN, NYSE ADR: RIN) for US$13.00 per share, equivalent to A$17.00(1) per share, in cash. The offer represents a 26.2% premium over the three month volume weighted average price of Rinker’s shares and a premium of 27.0% over its closing price(2) on the Australian Stock Exchange on October 27, 2006. This represents a multiple of 9.2 times Rinker’s EBITDA in the twelve months to the last reported quarter, June 30, 2006. The total enterprise value of the transaction, including Rinker’s debt, is approximately US$12.8 billion, equivalent to A$16.8 billion(1).

The combination of CEMEX and Rinker will create one of the world’s largest and most profitable building materials companies with pro forma revenues of US$23.2 billion and more than 67,000 employees in more than 50 countries.

Lorenzo H. Zambrano, Chairman and CEO of CEMEX, said, “Combining Rinker with CEMEX will generate value for the shareholders of both companies. Rinker’s strong presence in key regions of the U.S., which complements our existing U.S. operations, will significantly strengthen our ability to serve customers in the world’s largest and most dynamic building materials market. At the same time, Rinker’s attractive position in Australia extends CEMEX’s global network into an exciting new market.

“Our offer provides full and fair value to Rinker shareholders and makes good strategic and financial sense for CEMEX. The complementary nature of the two businesses uniquely positions us to unlock Rinker’s inherent value, which is reflected in the substantial premium that we are offering Rinker’s shareholders.

1                     Based on an exchange rate of A$1.00 to US$0.7645, as published by the Reserve Bank of Australia as of October 27, 2006.

2                     Based on the last traded price of Rinker shares during normal trading on Australian Stock Exchange.

“CEMEX has a proven track record of disciplined acquisitions and successful integrations. The acquisition of Rinker meets our strict investment criteria and will further reduce the volatility of CEMEX’s cash flow and our cost of capital.”

CEMEX expects to achieve approximately US$130 million pre-tax of annual cost synergies by the third year following the acquisition of Rinker, primarily from the sharing of best practices and the implementation of CEMEX’s standardized business processes throughout the combined company.

“We expect this transaction to be immediately accretive to free cash flow and to cash earnings per share”, Mr. Zambrano said. “We are committed to restoring our financial flexibility, as measured by reducing the ratio of net debt to EBITDA, to no more than 2.7 within two years. We did this after Southdown and after RMC, and we will do so after this transaction.”

The transaction is subject to customary closing conditions, including the acquisition of more than 90% of Rinker shares, Australian and U.S. regulatory approval and approval by CEMEX shareholders. The offer is also for all outstanding American depositary shares of Rinker (NYSE ADR: RIN) for US$65.00 per American depositary share in cash. Each Rinker American depositary share represents a beneficial interest in five shares of Rinker. A summary of the conditions to the Offer is attached in Appendix A.

CEMEX has obtained committed facilities, sufficient to satisfy in full the cash consideration payable to Rinker shareholders under the terms of the offer.

CEMEX’s offer is being made in U.S. Dollars, consistent with Rinker’s reporting currency and reflecting the location of the vast majority of its assets. Rinker’s shareholders will be given the opportunity to elect to receive their offer consideration in Australian Dollars, converted at the exchange rate prevailing at the time of payment.

Citigroup is acting as lead financial advisor to CEMEX and JP Morgan is acting as co-financial advisor. Allens Arthur Robinson and Cravath, Swaine & Moore LLP are acting as legal counsel to CEMEX in relation to the offer.

Webcast and presentations

A webcast presentation will be accessible live at 10:00 AM U.S. EST. You may access the live presentation at www.cemex.com, or you may access the audio-only conference call by dialing +1 617-614-3473 and entering the passcode 96960039.

A recording of the webcast and the conference call will be available from 1:00 PM U.S. EST on October 27 3:00 AM Sydney time on October 28. You may access the webcast recording at www.cemex.com, or by calling +1 617-801- 6888. The recording passcode is 90642654.

CEMEX is a growing global building solutions company that provides high quality products and reliable service to customers and communities in more than 50 countries throughout the world. Commemorating its 100th anniversary in 2006, CEMEX has a rich history of improving the well-being of those it serves, through its efforts to pursue innovative industry solutions and efficiency advancements and to promote a sustainable future. For more information, visit www.cemex.com.

The Bidder’s Statement will be lodged with the Australian Securities and Investments Commission, the Australian Stock Exchange, the Mexican Stock Exchange and Mexican Stock Market Authorities shortly. When the Bidder’s Statement is sent to Rinker’s shareholders, it will be filed with the United States Securities and Exchange Commission (the “Commission”).

Investors and security holders are urged to read the Bidder’s Statement from CEMEX Australia Ply Ltd (“Bidder”) regarding the proposed Offer described above, when it becomes available, as it will contain important information. Once filed in the United States with the Commission, the Bidders Statement will be available on the Commission’s web site. Investors and security holders may obtain a free copy of the Bidder’s Statement (when it is available) and other documents filed by Bidder with the Commission on the Commission’s web site at www.sec.gov. The Bidder’s Statement and these other documents may also be obtained for free from Bidder, when they become available, by directing a request to the CEMEX Offer Information Line on 1300 721 344 (within Australia) or 1 (866) 244 -1296 (toll free within the United States).

This document contains includes “forward-looking statements’ These statements contain the words “anticipate”, “believe”, “intend’, “estimate”, “expect” and words of similar meaning. All statements other than statements of historical facts included in this document, including, without limitation, those regarding CEMEX’s financial position, business strategy, plans and objectives of management for future operations (including development plans and objectives relating to CEMEX’s products and services) are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of CEMEX to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements are based on numerous assumptions regarding CEMEX’s operations and present and future business strategies and the environment in which CEMEX will operate in the future. These forward-looking statements speak only as of the date of this document. Accordingly, there can be no assurance that such statements, estimates or projections will be realized. None of the projections or assumptions in this document should be taken as forecasts or promises nor should they be taken as implying any indication, assurance or guarantee that the assumptions on which such projections have been prepared are correct or exhaustive or, in the case of assumptions, fully stated in this press release. CEMEX expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking information contained herein to reflect any change in CEMEX’S results or expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, except as required by law. The projections and forecasts included in the forward-looking statements herein were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants, the Commission or any similar body or guidelines regarding projections and forecasts, nor have such projections or forecasts been audited, examined or otherwise reviewed by the independent auditors of the Company. You should not place undue reliance on these forward looking statements.

Contact Information:

Global and U.S. Media Inquiries	Australian Media Inquiries
Chuck Burgess or Winnie Lerner	Martin Debelle
Abernathy MacGregor Group	Cannings Corporate Communications
+212 371-5999	+61 2 9252 0622

CEMEX
Javier Treviño
VP Corporate Communications & Public Affairs (Monterrey)
+52 81 8888 4489

Appendix A
Conditions to Offer

For the purposes of the conditions set out below, unless the context requires otherwise:

ADR means American depositary receipts which evidence the Rinker ADSs.

Announcement Date means 27 October 2006 (Sydney time).

Approval means:

(a)                                  a consent, authority, licence, approval, order, ruling, waiver or exemption which is required by law or by a Public Authority; or

(b)                                 in relation to anything which will be fully or partly prohibited or restricted by law if a Public Authority intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry or termination of that period without intervention or action.

ASIC means the Australian Securities and Investments Commission.

Bidder means CEMEX Australia Pty Ltd (ACM 122 401 405), a wholly-owned indirect subsidiary of CEMEX.

Bidder’s Statement means the statement of Bidder under Part 6.5 of the Corporations Act relating to the Offer.

CEMEX means CEMEX S.A.B. de CV.

CEMEX Group means CEMEX and its Related Entities as at the dale of the Bidder’s Statement.

Corporations Act means the Corporations Act 2001 (Cth).

Defeating Condition means each condition set out in paragraphs (a) to (n) below.

FATA means the Foreign Acquisitions and Takeovers Act 1975 (Cth).

HSR Act means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Offer means, as the context requires, the otter for Rinker Securities contained in the Bidders Statement, or the off-market takeover bid constituted by that offer and each other offer by Bidder for Rinker Securities in the form of that offer, including in each case as varied in accordance with the Corporations Act.

Offer Period means the period during which the Offer will remain open for acceptance in accordance with its terms.

Public Authority means any government or any governmental, semi-governmental, statutory or judicial entity or authority, or any minister, department, office or delegate of any government, whether in Australia, the United States or elsewhere. It also includes any soft-regulatory organisation established under statute and any stock exchange.

Related Entity, in relation to an entity, means an entity which is a related body corporate of that entity under section 50 of the Corporations Act.

Rinker means Rinker Group Limited (ACN 003 433 118).

Rinker ADS means an American depositary share issued by JPMorgan Chase Bank, NA., in its capacity as the depositary of Rinker’s American ADR program, representing beneficial interests in five Rinker Shares.

Rinker ADSholder means a person registered as the holder of Rinker ADSs in the ADR register maintained by JPMorgan Chase Bank, NA., in its capacity as the depositary of Rinker’s ADR program.

Rinker Group means Rinker and its Related Entities as at the date of the Bidder’s Statement.

Rinker Securities means Rinker ADS5 and Rinker Shares.

Rinker Securityholder means a Rinker ADSholder or Rinker Shareholder.

Rinker Shareholder means a person registered in the register of members of Rinker as a holder of Rinker Shares.

Rinker Shares means fully paid ordinary shares in Rinker.

SEC means the United States Securities and Exchange Commission.

Treasurer means the Treasurer of the Commonwealth of Australia.

US Exchange Act means the United States Securities and Exchange Act of 1934,

The Offer will be subject to the following conditions:

(a)                                  Minimum acceptance

                                                At or before the end of the Otter Period, Bidder has relevant interests in at least 90% of Rinker
Shares.

(b)                                  CEMEX shareholder approval

                                                Before the end of the Offer Period, all resolutions necessary to approve, effect and implement the Offer and the acquisition of Rinker Securities by Bidder or any other CEMEX Group member are passed by the requisite majority of CEMEX shareholders at a general shareholders’ meeting of CEMEX.

(c)                                  Foreign investment approval — Australia

                                                One of the following occurs before the end of the Offer Period:

(i)                                     the Treasurer or his agent advises Bidder to the effect that there arc no objections to the acquisition of up to all the Rinker Securities by Bidder (by any means permitted by the Corporations Act) in terms of the Commonwealth Government’s foreign Investment policy;

(ii)                                  no order is made in relation to the Otter under section 22 of FATA within a period of 40 days after Bidder has notified the Treasurer that it proposes to acquire Rinker Securities under the Offer, and no notice is given by the Treasurer to Bidder during that period to the effect that there are any objections to the acquisition of the Rinker Securities by Bidder (by any means permitted by the Corporations Act) in terms of the Commonwealth Government’s foreign investment policy; or

(iii)                               where an order is made under section 22 of FATA, a period of 90 days has expired after the order comes into operation and no notice has been given by the Treasurer to Bidder during that period to the effect that there are any objections to the acquisition of the Rinker Securities by Bidder (by any means permitted by the Corporations Act) in terms of the Commonwealth Government’s foreign investment policy.

(d)                                  Antitrust approvals — United States

Before the end of the Offer Period, all applicable waiting periods (including any extensions) under the HSR Act shall have expired or been otherwise terminated in respect of the Offer.

(e)                                  Other regulatory approvals

Before the end of the Offer Period, Bidder receives all Approvals (other than those referred to in paragraphs (c) and (d):

(i)                                     that arc necessary to permit the Offer to be lawfully made to, and accepted by, Rinker Securityholders: or

(ii)                                  that are required as a result of the Offer or the successful acquisition of Rinker Securities and are necessary for the continued operation of the business of the Rinker Group, or of the CEMEX Group, substantially on the same terms as the relevant business was conducted as at the date of the Bidder’s Statement, in each case on an unconditional basis or on the basis of conditions that impose only non-material requirements incidental to the Approval, and, at the end of the Offer Period, all of those Approvals remain in full force and effect in all respects and are not subject to any notice or indication of intention to revoke, suspend, restrict, modify or not renew those Approvals.

(f)            No regulatory actions

Between the Announcement Date and the end of the Offer Period.

(i)                                     there is not in effect any preliminary or final decision, order or decree issued by a Public Authority;

(ii)                                  no action or investigation is announced, commenced or threatened by any Public Authority: and

(iii)                               no application is made to any Public Authority (other than by Bidder or any of its associates),

in consequence of or in connection with the Offer (other than an application to, or a decision or order of, ASIC or Takeovers Panel for the purpose, or in exercise, of the powers and discretions conferred on it by the Corporations Act or SEC for the purpose or in exercise, of the powers and discretions conferred on it by the US Exchange Act) which restrains or prohibits or impedes, or threatens to restrain, prohibit or impede, the making of the Offer or the acquisition of Rinker Securities under the Offer or the completion of any transaction contemplated by the Bidder’s Statement, or seeks to require the divestiture by Bidder of any Rinker Securities, or the divestiture of any material assets of the Rinker Group or the CEMEX Group.

(g)           No material adverse change

Between the Announcement Date and the end of the Offer Period, no event, change or condition occurs, is announced or becomes known to Bidder (whether or not it becomes public) where that event, change or condition has had, or could reasonably be expected to have, a material adverse effect on:

(i)                                     the business, assets, liabilities, financial or trading position, profitability or prospects of the Rinker Group, taken as a whole, since 31 March 2006; or

(ii)                                  the status or terms of arrangements entered into by the Rinker Group, or on the status or terms of any approvals, licences or permits from Public Authorities applicable to the Rinker Group, except for events, changes and conditions publicly announced by Rinker or otherwise disclosed in public filings by Rinker or any of its subsidiaries prior to the Announcement Date where the relevant disclosure is not and is not likely to be, incomplete, incorrect, untrue or misleading.

(h)           No material mergers, acquisitions, disposals or new commitments

Between the Announcement Date and the end of the Offer Period, except for any proposed transaction publicly announced by Rinker before the Announcement Date, neither Rinker nor any subsidiary of Rinker:

(i)                                     consolidates with or mergers with or into any other person (other than, in the case of a subsidiary of Rinker, a wholly-owned subsidiary of Rinker) or announces an intention to do so;

(ii)                                  acquires, offers to acquire or agrees to acquire one or more entities, businesses or assets (or any interest in one or more entities, businesses or assets) for an amount in aggregate greater than US$200 million, or announces an intention to do so;

(iii)                               disposes, offers to dispose or agrees to dispose of one or more entities, businesses or assets (or any interest in one or more entities, businesses or assets) for an amount, or in respect of which the book value (as recorded in Rinker’s consolidated statement of financial position as at 31 March 2006) is, in aggregate, greater than US$200 million, or announces an intention to do so;

(iv)                              enters, offers to enter or agrees to enter into any transaction or becomes the subject of any obligation which would require the expenditure, the foregoing of revenue or may result in Rinker or any subsidiary of Rinker incurring any actual or contingent liability of an amount which is, in aggregate, more than US$200 million, or announces its intention to do so; or

(v)                                 enters, offers to enter or agrees to enter into, any agreement, joint venture or partnership which is for a term longer than two years, other than in the ordinary course of business, or announces its intention to do so,

and during that period the business of the Rinker Group is otherwise carried on in the ordinary and usual course of business.

(i)            Change of control and other rights under certain agreements

No person has, or before the end of the Offer Period is granted, any right (whether conditional or not) under any agreement or arrangement which is material in the context of the business of the Rinker Group (which includes any agreement or arrangement the termination of which is likely to adversely affect the revenue or costs of the Rinker Group by more than US$200 million per annum, or the assets or liabilities of the Rinker Group by more than US$200 million), as a result of the Bidder acquiring Rinker Securities, to:

(i)                                     acquire, or require the disposal of, or require Rinker or a subsidiary of Rinker to offer to dispose of, any material asset of the Rinker Group; or

(ii)                                  terminate, or vary the terms or performance of, any material agreement or arrangement with Rinker or a subsidiary of Rinker,

other than rights for which a written enforceable, irrevocable and unconditional waiver or release has been obtained by Rinker and a copy provided Bidder before the end of the Offer Period.

(j)            Index out

During the period from the Announcement Date to the end of the Offer Period, the S&P/ASX 200 Index does not fall below 4,800 at any time on an ASX trading day.

(k)           Equal access to information

During the period from the Announcement Date to the end of the Offer Period. Rinker promptly (and in any event within two business days) provides Bidder a copy of all information that is not generally available (within the meaning of the Corporations Act) relating to Rinker or any subsidiary of Rinker or any of their respective businesses or operations that has been or is provided by Rinker or any subsidiary of Rinker or any of their respective officers, employees, advisers or agents (collectively, Rinker Disclosures) to any person (other than Bidder or any other member of the CEMEX Group) for the purpose of, or in connection with, soliciting, encouraging or facilitating a proposal or offer by that person, or by any other person, under which:

(i)                                     any person (together with its associates) may acquire voting power of 10% or more in Rinker or any subsidiary of Rinker;

(ii)                                  any person may acquire, directly or indirectly, any interest in all or a substantial part of the business or assets of the Rinker Group; or

(iii)                               that person may otherwise acquire control of or merge or amalgamate with Rinker or any subsidiary of Rinker.

(l)            Dividends

During the period from the Announcement Date to the end of the Offer Period, other than interim or final cash dividends, the payment of which does not result (or could not reasonably be expected to result) in Rinker declaring dividends in excess of 35% of its consolidated net profit for the financial year in respect of which the dividend is declared or paid, Rinker does not make or declare any distribution whether by way of dividend, capital reduction or otherwise and whether in cash or in specie.

(m)          No Prescribed Occurrences

During the period from the date of the Bidders Statement to the end of the Offer Period, none of the following occurrences (being those listed in section 652C of the Corporations Act) happens:

(i)                                     Rinker converts all or any of its shares Into a larger or smaller number of shares;

(ii)                                  Rinker or a subsidiary of Rinker resolves to reduce its share capital in any way;

(iii)                               Rinker or a subsidiary of Rinker enters into a buy-back agreement or resolves to approve the terms of a buy-back agreement under section 257C(1)or 257D(1) of the Corporations Act:

(iv)                              Rinker or a subsidiary of Rinker issues shares, or grants an option over its shares, or agrees to make such an issue or grant such an option;

(v)           Rinker or a subsidiary of Rinker issues, or agrees to issue, convertible notes;

(vi)                              Rinker or a subsidiary of Rinker disposes, or agrees to dispose, of the whole, or a substantial part, of its business or property;

(vii)                           Rinker or a subsidiary of Rinker charges, or agrees to charge, the whole, or a substantial part, of its business or property;

(viii)        Rinker or a subsidiary of Rinker resolves to be wound up;

(ix)           a liquidator or provisional liquidator of Rinker or of a subsidiary of Rinker is appointed;

(x)            a court makes an order for the winding up of Rinker or of a subsidiary of Rinker;

(xi)                                an administrator of Rinker, or of a subsidiary of Rinker, is appointed under section 436A, 436B or 436C of the Corporations Act;

(xii)          Rinker or a subsidiary of Rinker executes a deed of company arrangement; or

(xiii)                          a receiver, or a receiver and manager, is appointed in relation to the whole, or a substantial part, of the property of Rinker or of a subsidiary of Rinker.

(n)           No Proscribed Occurrences between the Announcement Date and date of Bidder’s Statement

During the period from the Announcement Date to the date that is the day before the date of the Bidder’s Statement, none of the occurrences listed in sub-paragraphs (i) to (xiii) of paragraph (m) happened.